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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                          Date of Report: JULY 8, 2003

                  Date of Earliest Event Reported: JULY 3, 2003

                            LIBERTY MEDIA CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE

                 (State or Other Jurisdiction of Incorporation)

              0-20421                              84-1288730
     (Commission File Number)          (I.R.S. Employer Identification No.)

                               12300 LIBERTY BLVD.
                            ENGLEWOOD, COLORADO 80112
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (720) 875-5400

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ITEM 5. OTHER EVENTS.

     Liberty Media Corporation ("Liberty Media") announced on July 3, 2003 that it had reached an agreement with Comcast Corporation ("Comcast") to acquire Comcast's 57% ownership stake in QVC, Inc. ("QVC"). This agreement supercedes the buy-sell process initiated by Liberty Media earlier this year under the QVC stockholders' agreement between Liberty Media and Comcast. The purchase price for Comcast's interest is $7.9 billion and may be paid, at Liberty Media's option (subject to certain limitations), in Liberty Media Corporation Series A common stock at a pre-determined price of $11.71 per share, a three-year note with an interest rate of 1.5% over LIBOR, cash, or a combination of the foregoing. The exact amount of each form of consideration will be determined by the parties over the next several weeks. If this transaction is consummated as currently contemplated, Liberty Media will own approximately 98% of QVC's outstanding shares and QVC will become a controlled subsidiary of Liberty Media. The remaining shares are held by members of the QVC management team. This transaction, which Liberty Media expects to close before the end of the year, is subject to customary closing conditions, including receipt of applicable regulatory approvals.

     The foregoing are "forward-looking statements" which are based on Liberty's beliefs as well as on a number of assumptions concerning future events made by and information currently available to Liberty.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2003

                                        LIBERTY MEDIA CORPORATION

                                        By: /s/ Charles Y. Tanabe
                                            -------------------------------
                                            Name:  Charles Y. Tanabe
                                            Title: Senior Vice President
                                                     and General Counsel